UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Laidlaw International, Inc.

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Set forth below is a copy of a letter distributed to employees of Laidlaw International, Inc. on March 5, 2007.

395 King Street
Aberdeen AB24 5RP
Tel: +44 (0) 1224 650100
Fax: +44 (0) 1224 650140
5 March 2007
Dear Colleagues
I am delighted to have the opportunity to contact you about our plans for FirstGroup and Laidlaw International. First and Laidlaw are two strong, well-respected companies which fit well together. Both companies share the same commitment to safety and delivering high quality services to the customers and communities we serve. We look forward to the time we can welcome you to First as new colleagues in North America and work together to integrate our two businesses.
The questions on all your minds are, I am sure, what will this mean to me, what will the process be, when will I know if our office is closing or moving, will FirstGroup really look for the best people and systems, what will happen to the many projects Laidlaw now has underway? It is a little early to answer all of these questions in detail, but I would like to give you a sense of our thoughts at present and assure you that I will keep you informed as our plans are developed.
We see this as an exciting opportunity to deliver an even higher level of quality and service to our customers and an improving working environment for our people by combining these two well-respected businesses. Our offer to buy Laidlaw was driven by our respect for the standards that you have achieved in terms of customer service, by the reputation that you have built as a progressive and responsive innovator of change and by our interest in the many projects that you have underway to optimize the use of technology in all areas of your business.
Like Laidlaw, we are committed to growing and improving our business. In combining our operations we want to take the best practices and ideas from both companies. We’ll also get benefits from spreading development costs over a larger business and reducing senior management overhead and administrative costs. This will enable us to offer even more attractive and competitive services for our customers.
Kevin Benson and Dean Finch (FirstGroup’s CFO) are meeting next week to establish the integration team that will oversee planning for the merger of our two companies. Kevin and Dean will be leaders of this team, which will also include a number of other senior officers from both companies. Over the next month, this team will meet to discuss and begin to plan key issues of organization structure, office locations, key executives, systems integration and compensation practices and will appoint a number of sub teams to address these specific areas.
In planning the combined organization, we recognize that, after the transaction closes, there will of course be job loss at the Laidlaw International, Inc. holding company level, as we will no longer be obligated to meet the many reporting requirements of a public US company. It goes without saying that we will treat those people fairly and recognize the contribution they have made to Laidlaw over the years. However, we do NOT anticipate that there will be any significant reduction in the number of positions at the operating locations. We fully intend to grow these companies, not shrink them, and we would like to retain all our employees to enable us to do just that.

FirstGroup plc Registered in Scotland number 157176 395 King Street, Aberdeen AB24 5RP

We want to ensure that in the enlarged business, we get the best person in the best position. It is not the way we do things to prefer our own people to those in the company we have acquired. We have acquired many companies over the years and offering opportunities equally to the employees of all companies has enabled us to keep those employees, instead of losing the very asset we most wanted.
While no actual integration can take place until after the merger closes, our plans for integration will be communicated to you as they are agreed. These decisions will be made on the simple basis of what will be best for the new combined company. Again I would stress that we expect little impact on the operations of Greyhound and the front line operations of the school bus and transit businesses.
I would like to close with a brief introduction to our company. First is a leader in safe, innovative, reliable, and sustainable transportation services — we’re global in scale but local in approach. We have a record of successful expansion, profitable performance, cooperation with local management and respect for all our staff.
Over the last twenty years, we have become a market leader in passenger transportation in the UK and North America. We now carry more than 1 billion bus passengers and more than 250 million rail passengers every year in the UK. In the United States and Canada we have a strong track record and safely transport more than a million students to and from school every day.
We entered the North American market in 1999 and since then we’ve successfully expanded three well-respected businesses — First Student, which operates more than 22,000 school buses across US and Canada; First Transit, which is one of the largest private providers of transit management and contracting; and First Services, which is the largest US private provider of vehicle maintenance and auxiliary services.
Our vision is to be the ‘employer of choice’ in our industry. By aiming to be the best in everything we do—and by helping each other—we can deliver the highest levels of safety and service resulting in even greater customer and employee satisfaction.
I hope that you find this letter helpful. I know that you will have further questions during this time of change and I want to reassure you that we will keep you updated on plans and progress as we move towards completion.
I hope to visit a number of Laidlaw offices very soon and I look forward to meeting the employees who’ve helped to make Laidlaw the success it is today.
Yours sincerely
Moir Lockhead
Chief Executive

Additional Information and Where to Find It
In connection with the proposed merger and required stockholder approval, Laidlaw International will file with the U.S. Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to Laidlaw’s stockholders. Laidlaw’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the above-described transactions and Laidlaw. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Laidlaw by going to Laidlaw’s Investors page on its corporate website at www.laidlaw.com or by directing a request to Laidlaw International, 55 Shuman Boulevard, Naperville, IL, 60563. Attention: Investor Relations.
Laidlaw and FirstGroup and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Laidlaw in connection with the above-described transactions. Information about Laidlaw and its directors and officers can be found in Laidlaw’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Information about FirstGroup and its directors and officers can be found in FirstGroup’s Annual Reports available on FirstGroup’s Investor Centre page on its corporate website at www.firstgroup.com. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.